                             MANAGEMENT AGREEMENT


                                    BETWEEN


                           NUVEEN TAXABLE FUNDS INC.


                                      AND


                             NUVEEN ADVISORY CORP.

     NUVEEN TAXABLE FUNDS INC., a Maryland corporation registered under the Investment Company Act of 1940 ("1940 Act") as an open-end diversified management series investment company ("Company"), hereby appoints NUVEEN ADVISORY CORP., a Delaware corporation registered under the Investment Advisers Act of 1940 as an investment adviser, of Chicago, Illinois ("Manager"), to furnish investment advisory and management services and certain administrative services with respect to the portion of its assets represented by the shares of beneficial interest issued in the series listed in Schedule A hereto, as such schedule may be amended from time to time (each such series hereinafter referred to as "Fund"). Company and Manager hereby agree that:

          1. Investment Management Services. Manager shall manage the investment operations of Company and each Fund, subject to the terms of this Agreement and to the supervision and control of Company's Board of Directors ("Directors"). Manager agrees to perform, or arrange for the performance of, the following services with respect to each Fund:

               (a) to obtain and evaluate such information relating to economies, industries, businesses, securities and commodities markets, and individual securities, commodities and indices as it may deem necessary or useful in discharging its responsibilities hereunder;

               (b) to formulate and maintain a continuous investment program in a manner consistent with and subject to (i) Company's articles of incorporation and by-laws; (ii) the Fund's investment objectives, policies, and restrictions as set forth in written documents furnished by the Company to Manager; (iii) all securities, commodities, and tax laws and regulations applicable to the Fund and Company; and (iv) any other written limits or directions furnished by the Directors to Manager;

               (c) unless otherwise directed by the Directors, to determine from time to time securities, commodities, interests or other investments to be purchased, sold, retained or lent by the Fund, and to implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected;

               (d) to use reasonable efforts to manage the Fund so that it will qualify as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended;

               (e) to make recommendations as to the manner in which voting rights, rights to consent to Company or Fund action, and any other rights pertaining to Company or the Fund shall be exercised;

               (f) to make available to Company promptly upon request all of the Fund's records and ledgers and any reports or information reasonably requested by the Company; and

               (g) to the extent required by law, to furnish to regulatory authorities any information or reports relating to the services provided pursuant to this Agreement.

          Except as otherwise instructed from time to time by the Directors, with respect to execution of transactions for Company on behalf of a Fund, Manager shall place, or arrange for the placement of, all orders for purchases, sales, or loans with issuers, brokers, dealers or other counterparts or agents selected by Manager. In connection with the selection of all such parties for the placement of all such orders, Manager shall attempt to obtain most favorable execution and price, but may nevertheless in its sole discretion as a secondary factor, purchase and sell portfolio securities from and to brokers and dealers who provide Manager with statistical, research and other information, analysis, advice, and similar services. In recognition of such services or brokerage services provided by a broker or dealer, Manager is hereby authorized to pay such broker or dealer a commission or spread in excess of that which might be charged by another broker or dealer for the same transaction if the Manager determines in good faith that the commission or spread is reasonable in relation to the value of the services so provided.

          Company hereby authorizes any entity or person associated with Manager that is a member of a national securities exchange to effect any transaction on the exchange for the account of a Fund to the extent permitted by and in accordance with Section 11(a) of the Securities Exchange Act or 1934 and Rule 11a2-2(T) thereunder.
Company hereby consents to the retention by such entity or person of compensation for such transactions in accordance with Rule 11a-2-2(T)(a)(iv).

          Manager may, where it deems to be advisable, aggregate orders for its other customers together with any securities of the same type to be sold or purchased for Company or one or more Funds in order to obtain best execution or lower brokerage commissions. In such event, Manager shall allocate the shares so purchased or sold, as well as the expenses incurred in the transaction, in a manner it considers to be equitable and fair and consistent with its fiduciary obligations to Company, the Funds, and Manager's other customers.

          Manager shall for all purposes be deemed to be an independent contractor and not an agent of Company and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Company in any way.

          2. Administrative Services. Subject to the terms of this Agreement and to the supervision and control of the Directors, Manager shall provide to the Company facilities, equipment, statistical and research data, clerical, accounting and bookkeeping services, internal auditing and legal services, and personnel to carry out all management services required for operations of the business and affairs of the Funds other than those services to be performed by the Company's Distributor pursuant to the Distribution Agreement, those services to be performed by the Company's Custodian pursuant to the Custody Agreement, those services to be performed by the Company's Transfer Agent pursuant to the Transfer Agency Agreement, those services to be provided by the Company's Custodian pursuant to the Accounting Agreement and those services normally performed by the Company's counsel and auditors.

          3. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Manager under this Agreement, Manager may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Manager, provided that Manager shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Manager or such parties.

          4. Expenses Borne by Company. Except to the extent expressly assumed by Manager herein or under a separate agreement between Company and Manager and except to the extent required by law to be paid by Manager, Manager shall not be obligated to pay any costs or expenses incidental to the organization, operations or business of the Company. Without limitation, such costs and expenses shall include but not be limited to:

               (a) all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities, and other property;

               (b) all charges for equipment or services used for obtaining price quotations or for communication between Manager or Company and the custodian, transfer agent or any other agent selected by Company;

               (c) all charges for and accounting services provided to Company by Manager, or any other provider of such services;

               (d) all charges for services of Company's independent auditors and for services to Company by legal counsel;

               (e) all compensation of Directors, other than those affiliated with Manager, all expenses incurred in connection with their services to Company, and all expenses of meetings of the Directors or committees thereof;

               (f) all expenses incidental to holding meetings of holders of units of interest in the Company ("Shareholders"), including printing and of supplying each record-date Shareholder with notice and proxy solicitation material, and all other proxy solicitation expense;

               (g) all expenses of printing of annual or more frequent revisions of Company prospectus(es) and of supplying each then-existing Shareholder with a copy of a revised prospectus;

               (h) all expenses related to preparing and transmitting certificates representing Company shares;

               (i) all expenses of bond and insurance coverage required by law or deemed advisable by the Board of Directors;

               (j) all brokers' commissions and other normal charges incident to the purchase, sale, or lending of portfolio securities;

               (k) all taxes and governmental fees payable to Federal, state or other governmental agencies, domestic or foreign, including all stamp or other transfer taxes;

               (l) all expenses of registering and maintaining the registration of Company under the 1940 Act and, to the extent no exemption is available, expenses of registering Company's shares under the 1933 Act, of qualifying and maintaining qualification of Company and of Company's shares for sale under securities laws of various states or other jurisdictions and of registration and qualification of Company under all other laws applicable to Company or its business activities;

               (m) all interest on indebtedness, if any, incurred by Company or a Fund; and

               (n) all fees, dues and other expenses incurred by Company in connection with membership of Company in any trade association or other investment company organization.

          5. Allocation of Expenses Borne by Company. Any expenses borne by Company that are attributable solely to the organization, operation or business of a Fund shall be paid solely out of Fund assets. Any expense borne by Company which is not solely attributable to a Fund, nor solely to any other series of shares of Company, shall be apportioned in such manner as Manager determines is fair and appropriate, or as otherwise specified by the Board of Directors.

          6. Expenses Borne by Manager. Manager at its own expense shall furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement.

          In the event that Manager pays or assumes any expenses of Company or a Fund not required to be paid or assumed by Manager under this Agreement, Manager shall not be obligated hereby to pay or assume the same or similar expense in the future; provided that nothing contained herein shall be deemed to relieve Manager of any obligation to Company or a Fund under any separate agreement or arrangement between the parties.

          7. Management Fee. For the services rendered, facilities provided, and charges assumed and paid by Manager hereunder, Company shall pay to Manager out of the assets of each Fund fees at the annual rate for such Fund as set forth in

     Schedule B to this Agreement. For each Fund, the management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of the Fund, determined in the manner established by the Board of Directors, as of the close of business on the last preceding business day on which the Fund's net asset value was determined.

          8. State Expense Limitation. If for any fiscal year of a Fund, its aggregate operating expenses ("Aggregate Operating Expenses") exceed the applicable percentage expense limit imposed under the securities law and regulations of any state in which Shares of the Fund are qualified for sale (the "State Expense Limit"), the Manager shall pay such Fund the amount of such excess. For purposes of this State Expense Limit, Aggregate Operating Expenses shall (a) include (i) any fees or expenses reimbursements payable to Manager pursuant to this Agreement and (ii) to the extent the Fund invests all or a portion of its assets in another investment company registered under the 1940 Act, the pro rata portion of that company's operating expenses allocated to the Fund, and (iii) any compensation payable to Manager pursuant to any separate agreement relating to the Fund's administration, but (b) exclude any interest, taxes, brokerage commissions, and other normal charges incident to the purchase, sale or loan of securities, commodity interests or other investments held by the Fund, litigation and indemnification expense, and other extraordinary expenses not incurred in the ordinary course of business. Except as otherwise agreed to by the parties or unless otherwise required by the law or regulation of any state, any reimbursement by Manager to a Fund under this section shall not exceed the management fee payable to Manager by the Fund under this Agreement.

          Any payment to a Fund by Manager hereunder shall be made monthly, by annualizing the Aggregate Operating Expenses for each month as of the last day of the month. An adjustment for payments made during any fiscal year of the Fund shall be made on or before the last day of the first month following such fiscal year of the Fund if the Annual Operating Expenses for such fiscal year (i) do not exceed the State Expense Limitation or (ii) for such fiscal year there is no applicable State Expense Limit.

          9. Retention of Sub-Adviser. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act, Manager may retain one or more sub-advisers at Manager's own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to Company or one or more Funds. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of Manager under this Agreement, and Manager shall be responsible to Company and its Funds for all acts or omissions of any sub-adviser in connection with the performance or Manager's duties hereunder.

          10. Non-Exclusivity. The services of Manager to Company hereunder are not to be deemed exclusive and Manager shall be free to render similar services to others.

          11. Standard of Care. The Manager shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Manager in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

          12. Amendment. This Agreement may not be amended as to the Company or any Fund without the affirmative votes (a) of a majority of the Board of Directors, including a majority of those Directors who are not "interested persons" of Company or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) of a "majority of the outstanding shares" of Company or, with respect to any amendment affecting an individual Fund, a "majority of the outstanding shares" of that Fund. The terms "interested persons" and "vote of a majority of the outstanding shares" shall be construed in accordance with their respective definitions in the 1940 Act and, with respect to the latter term, in accordance with Rule 18f-2 under the 1940 Act.

          13. Effective Date and Termination. This Agreement shall become effective as to any Fund as of the effective date for the Fund specified in Schedule A hereto. This Agreement may be terminated at any time, without payment of any penalty, as to any Fund by the Board of Directors of Company, or by a vote of a majority of the outstanding shares of that fund, upon at least sixty (60) days' written notice to Manager. This Agreement may be terminated by Manager at any time upon at least sixty (60) days' written notice to Company. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act). Unless terminated as hereinbefore provided, this Agreement shall continue in effect with respect to any Fund for an initial period of two (2) years from the effective date applicable to that Fund specified in Schedule A and thereafter from year to year only so long as such continuance is specifically approved with respect to that Fund at least annually (a) by a majority of those Directors who are not interested persons of Company or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board of Directors of Company or by a "vote of a majority of the outstanding shares" of the Fund.

          14. Ownership of Records; Interparty Reporting. All records required to be maintained and preserved by Company pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under
     Section 31(a) of the 1940 Act or other applicable laws or regulations which are maintained and preserved by Manager on behalf of Company and any other records the parties mutually agree shall be maintained by Manager on behalf of Company are the property of Company and shall be surrendered by Manager promptly on request by Company; provided that Manager may at its own expense make and retain copies of any such records.

          Company shall furnish or otherwise make available to Manager such copies of the financial statements, proxy statements, reports, and other information relating to the business and affairs of each Shareholder in a Fund as Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

          Manager shall prepare and furnish to Company as to each Fund statistical data and other information in such form and at such intervals as Company may reasonably request.

          15. Non-Liability of Directors and Shareholders. Any obligation of Company hereunder shall be binding only upon the assets of Company (or the applicable Fund thereof) and shall not be binding upon any Director, officer, employee, agent or Shareholder of Company. Neither the authorization of any action by the Directors or Shareholders of Company nor the execution of this Agreement on behalf of Company shall impose any liability upon any Director or any Shareholder.

          16. Use of Manager's Name. Company may use the name "Nuveen Taxable Funds Inc." and the Fund names listed in Schedule A or any other name derived from the name "Nuveen" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of Manager as investment adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, Company will cease to use any name derived from the name "Nuveen" or otherwise connected with

     Manager, or with any organization which shall have succeeded to Manager's business as investment adviser.

          17. References and Headings. In this Agreement and in any such amendment, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder" shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction, or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: December 23, 1998

                                       Nuveen Taxable Funds Inc.

Attest                                 By: /s/ Alan G. Berkshire
                                           ---------------------
                                              Vice President

  /s/ Karen L. Healy
--------------------
Assistant Secretary                    Nuveen Advisory Corp.


Attest                                 By: /s/ Gifford R. Zimmerman
                                           ------------------------
                                               Vice President

  /s/ Larry W. Martin
---------------------
Assistant Secretary

                           Nuveen Taxable Funds Inc.

                             Management Agreement

                                  Schedule A

     The Funds of the Company currently subject to this Agreement and the effective date of each are as follows:


             FUND                   EFFECTIVE DATE          INITIAL TERM

Nuveen Dividend and Growth Fund    December 31, 1998    Until August 1, 2000
                                   -----------------

                           Nuveen Taxable Funds Inc.

                             Management Agreement

                                  Schedule B

     Compensation pursuant to Section 7 of this Agreement shall be calculated with respect to each Fund in accordance with the following schedule applicable to the average daily net assets of the Fund:


                        Nuveen Dividend and Growth Fund

      Average Daily Net Asset Value          Fund Management Fee
      For the first $125 million             .7500 of 1%
      For the next $125 million              .7375 of 1%
      For the next $250 million              .7250 of 1%
      For the next $500 million              .7125 of 1%
      For the next $1 billion                .7000 of 1%
      For assets over $2 billion             .6750 of 1%